CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	4,427,500 shares	$64.65	$286,237,875	$39,042.85

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on July 5, 2013.

(2)	The registration fee has been calculated and is being paid in accordance with Rules 457(r) and 456(b) under the Securities Act.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-186939

PROSPECTUS SUPPLEMENT

(To prospectus dated February 28, 2013)

3,850,000 Shares

HOME PROPERTIES, INC.

Common Stock

We are offering 3,850,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HME.” The last reported sale price of our common stock on the NYSE on July 5, 2013, was $65.11 per share.

Investing in our common stock involves various risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 1 of the accompanying prospectus and the risks disclosed in our periodic reports incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$63.00	$242,550,000
Underwriting discount	$ 2.52	$ 9,702,000
Proceeds, before expenses, to us	$60.48	$232,848,000

We have granted the underwriters an option to purchase up to an additional 577,500 shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock offered hereby to purchasers on or about July 12, 2013.

Sole Book-Running Manager
BofA Merrill Lynch

Co-Lead Managers
Piper Jaffray	RBC Capital Markets	Wells Fargo Securities

Co-Managers
J.P. Morgan		Capital One Securities

The date of this prospectus supplement is July 9, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

- i -

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about our common stock and this offering in two separate documents. This prospectus supplement describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, the accompanying prospectus provides general information about securities we may offer from time to time, including the common stock being offered by this prospectus supplement. Some of the information in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock to anyone in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

References to “Home Properties,” “we,” “our,” “us,” or “the Company” in this prospectus supplement refer to, unless the context otherwise requires, Home Properties, Inc., a Maryland corporation, and its direct and indirect subsidiaries, including Home Properties, L.P., a New York limited partnership (which we refer to as the “operating partnership”).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in them include “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some examples of forward-looking statements include statements related to acquisitions (including any related pro forma financial information), future capital expenditures, potential development and redevelopment opportunities, projected costs and rental rates for development and redevelopment projects, financing sources and availability and the effects of environmental and other regulations on our business or prospects. Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, those statements are subject to known and unknown uncertainties, including risks that are material to us, as well as those we believe are not currently material to us but that may adversely affect us in the future. The actual events or results may differ materially and we can give no assurance that our expectations will be achieved. Some of the words used to identify forward-looking statements include “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions. Information which is not based on historical facts is forward-looking and is not a representation that the expectations reflected in such statements will be achieved or that our current plans and objections will be realized. You should exercise caution in interpreting forward-looking statements because they involve known and unknown uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements.

Factors that may cause our actual results, performance or achievements to differ materially from our stated expectations include, among others:

•	general economic conditions;

•	local real estate conditions in the markets where our properties are located;

•	the weather and other conditions that might affect operating expenses;

•	the timely completion of repositioning activities and development within anticipated budgets;

•	the actual pace of future development, acquisitions and sales; and

•	continued access to capital to fund growth.

For a more detailed discussion of some of the risk factors we have identified, see the section entitled “Risk Factors” below and in the accompanying prospectus as well as the risks described in our periodic reports incorporated by reference in this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update our forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements, except as required by applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

The Company

Home Properties, Inc. (the “Company”) was formed in November 1993 as a Maryland corporation and is a self-administered and self-managed real estate investment trust, or REIT, that owns, operates, acquires, develops and rehabilitates apartment communities. The Company’s properties are regionally focused, primarily in selected Northeast and Mid-Atlantic regions of the United States. The Company completed an initial public offering of common stock on August 4, 1994 and is traded on the New York Stock Exchange, or the NYSE, under the symbol “HME.” The Company is included in Standard & Poor’s MidCap 400 Index.

The Company conducts its business through its operating partnership, Home Properties, L.P., a New York limited partnership, and a management company, Home Properties Resident Services, Inc., a Maryland corporation. At March 31, 2013, the Company held approximately 83.4% of the limited partnership units in the operating partnership.

The Company’s mission is to maximize long-term shareholder value by acquiring, repositioning, developing and managing market-rate apartment communities while enhancing the quality of life for its residents and providing employees with opportunities for growth and accomplishment. Our vision is to be a prominent owner and manager of market-rate apartment communities, located in selected high barrier, high growth, East Coast markets. The areas we have targeted for growth are the suburbs of Baltimore, Boston, New York City, Philadelphia and Washington, D.C. We expect to maintain or grow portfolios in markets that profitably support our mission as economic conditions permit.

As of March 31, 2013, the Company owned and operated 119 apartment communities with 42,124 apartments.

Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604. Our telephone number is (585) 246-4900.

Recent Developments

Dividend Update

On April 30, 2013, our Board of Directors declared a dividend of $0.70 per share on the Company’s common stock and approved a distribution of $0.70 per operating partnership unit for the quarter ended March 31, 2013. This is the equivalent of an annual dividend/distribution of $2.80 per share/unit. The dividend and distribution was paid on May 24, 2013 to stockholders and unitholders of record on May 14, 2013.

Line of Credit

The Company has a $275 million unsecured line of credit agreement with M&T Bank and U.S. Bank National Association, as joint lead arrangers, and nine other participating commercial banks, with an initial maturity date of December 8, 2015 and a one-year extension at the Company’s option. At July 5, 2013, we had borrowings of $241.0 million under the line of credit, had outstanding letters of credit of approximately $5.3 million, and the amount available on the line of credit was approximately $28.7 million. While the issuance of letters of credit does not increase the borrowings outstanding under the line of credit, it does reduce the amount available. As of July 5, 2013, based on our leverage ratio under the line of credit, the LIBOR margin was 1.15%, and the one-month LIBOR was 0.25%; resulting in an effective interest rate of 1.40% on the outstanding borrowings on the line of credit. The line of credit agreement provides the ability to issue up to $20 million in letters of credit.

Recent Unsecured Note

On June 28, 2013, we executed a $75 million unsecured note that matures on September 30, 2013. The terms of the unsecured note, including covenants and interest rate, are the same as those under the revolving line of credit. As of July 5, 2013, we had $25 million outstanding on the unsecured note. Those funds were borrowed, together with a draw on the revolving credit facility, to pay down a $100 million maturing secured mortgage, which bore interest at 6.48%. The balance of the unsecured note is designed to provide additional liquidity.

At-the-Market Equity Offering Program

On May 14, 2012, we initiated our third “At-the-Market” (“ATM”) equity offering program through which the Company is authorized to sell up to 4.4 million shares of common stock from time to time. As of July 5, 2013, the Company sold 2,430,233 shares of common stock at an average price per share of $62.81, for aggregate gross proceeds of $152.6 million and aggregate net proceeds of $149.4 million after deducting commissions and other transaction costs of approximately $3.2 million. We used the net proceeds from these sales primarily for general corporate purposes including acquisitions, development and redevelopment of apartment communities.

The Offering

Issuer	Home Properties, Inc., a Maryland corporation.

Shares of Common Stock Offered	3,850,000 shares (or 4,427,500 shares if the underwriters’ option to purchase additional shares is exercised in full).

Shares of Common Stock to be Outstanding After the Offering	56,265,929 shares(1) (or 56,843,429 shares if the underwriters’ option to purchase additional shares is exercised in full).

NYSE Symbol	HME

Use of Proceeds	We intend to use the net proceeds from the sale of our common stock in this offering to fund acquisitions, new development and redevelopment of apartment communities and for general corporate purposes, which may include paying down outstanding debt, including outstanding amounts on our line of credit, capital expenditures and other working capital requirements. Pending use for these purposes, we will invest such net proceeds in short-term marketable securities. See “Use of Proceeds.”

Risk Factors	Before deciding to invest in shares of our common stock, you should read carefully the risks set forth under the caption “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 1 of the accompanying prospectus, and the risks described in our periodic reports incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)	Based on the number of shares outstanding at July 5, 2013. Excludes (i) 577,500 shares that may be sold by us if the underwriters’ option to purchase additional shares is exercised in full, (ii) 1,040,613 shares reserved and available for future issuance under our 2011 Stock Benefit Plan as of July 5, 2013, (iii) 2,295,926 shares subject to outstanding options with a weighted average exercise price of $49.38 per share and 237,292 shares reserved for issuance upon vesting of non-vested restricted stock and service-based restricted stock units, (iv) 149,379 shares reserved for issuance following the end of elected deferral periods under our Director Deferred Compensation Plan and our Deferred Bonus Plan, and (v) 10,363,569 shares issuable upon exchange of limited partnership units in the operating partnership as of July 5, 2013.

RISK FACTORS

An investment in our common stock is subject to uncertainties and risks. Please carefully consider the risk factors described below, in the accompanying prospectus, and in our periodic reports filed with the SEC, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” below. Additional uncertainties and risks not presently known to us or that we currently deem immaterial may also adversely affect us. The risk factors we describe contain or refer to certain forward-looking statements. You should review the explanation of the limitations of forward-looking statements contained in the “Special Note Regarding Forward-Looking Statements.”

The market value of our common stock could be substantially affected by various factors.    Market volatility may adversely affect the market price of our common stock. As with other publicly traded securities, the market price of our common stock depends on many factors, which may change from time to time, including:

•	our financial condition, performance, liquidity and prospects;

•	the market for similar securities issued by REITs;

•	changes in earnings estimates by us or analysts;

•	our ability to meet analysts’ earnings estimates;

•	our compliance with generally accepted accounting principles;

•	our compliance with applicable laws and regulations and the listing requirements of the NYSE;

•	prevailing interest rates;

•	our credit rating; and

•	general economic, capital markets and real estate market conditions.

This offering is expected to be dilutive.    Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share, funds from operations (or FFO) per share and funds from operations – as adjusted by the Company per share for the year ending December 31, 2013. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

Our issuance of additional capital stock or debt securities, whether or not convertible, and resales of our common stock may reduce the market price for shares of our common stock and dilute the ownership interests of existing stockholders.    We may issue additional capital stock in the future to, among other purposes, raise capital, directly into the capital markets or pursuant to our stock purchase and dividend reinvestment plan, fund acquisitions, repositionings, developments, and redevelopments or to provide equity compensation. We cannot predict the effect, if any, that future issuances of our capital stock or debt securities, including resales of common stock by exchanging holders of operating partnership units or by other common stockholders, or the availability of our securities for future sale, will have on the market price of our common stock. Issuances or resales of substantial amounts of our common stock or any preferred stock, warrants, options or debt securities convertible into or exercisable or exchangeable for common stock in the public market, or the perception that such issuances or resales might occur, could negatively impact the market price of our common stock. Our issuance of any additional capital stock could be dilutive to holders of our common stock, including purchasers of common stock in this offering.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $232.7 million, or approximately $267.6 million if the underwriters exercise their option to purchase additional securities in full, in each case after deducting the underwriting discount and other estimated expenses of this offering payable by us. We intend to use the net proceeds from the sale of our common stock in this offering to fund acquisitions, new development and redevelopment of apartment communities and for general corporate purposes, which may include paying down outstanding debt, including outstanding amounts on our revolving line of credit, capital expenditures and other working capital requirements. Pending use for these purposes, we will invest such net proceeds in short-term marketable securities.

Our unsecured revolving credit facility, which expires on December 8, 2015, provides us with a $275 million line of credit and a $250 million five-year unsecured term loan. We may extend the line of credit for one year, at our option, subject to certain conditions. At July 5, 2013, we had borrowings of $241.0 million outstanding under the line of credit, and letters of credit of approximately $5.3 million, leaving $28.7 million of unused capacity. As of July 5, 2013, based on our leverage ratio under the credit facility, the LIBOR margin was 1.15%, and the one-month LIBOR was 0.25%; resulting in an effective interest rate of 1.40% on the outstanding borrowings on the line of credit.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and affiliates of certain of the other underwriters are lenders under our revolving credit facility. We intend to use a portion of the net proceeds from this offering to pay down the outstanding balance of such facility. Accordingly, affiliates of the underwriters that are lenders under our revolving credit facility will each receive a pro rata portion of the net proceeds from this offering used to pay down the outstanding balance under such facility. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF COMMON STOCK

A summary of some of the important terms of our common stock is set forth on page 5 in the accompanying prospectus under the heading “Description of Capital Stock.” You should review our Articles of Amendment and Restatement of Articles of Incorporation and Second Amended and Restated By-laws for a more complete description of our common stock. As of July 5, 2013, there were 52,415,929 shares of our common stock issued and outstanding. Our common stock is traded on the NYSE under the symbol “HME.”

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax considerations relating to the taxation of Home Properties as a REIT, the acquisition, ownership and disposition of our common stock, and the tax considerations relevant to stockholders generally, see “Federal Income Tax Considerations” beginning on page 18 of the accompanying prospectus. The following summary of certain additional U.S. federal income tax considerations supplements the discussion set forth under the heading “Federal Income Tax Considerations” in the accompanying prospectus and is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common stock in light of their personal investment or tax circumstances.

Each prospective purchaser is encouraged to consult his or her own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Legislative or Other Actions Affecting REITs and Stockholders

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations.

Recent Tax Law Changes

The American Taxpayer Relief Act of 2012, or the ATRA, was enacted on January 2, 2013. Certain provisions of U.S. federal income tax law relating to individual ordinary income tax rates, capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain rates to dividends designated as “qualified dividend income” were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. The ATRA has modified those rules. For taxable years beginning after December 31, 2012, for noncorporate taxpayers, the highest ordinary income tax rate is 39.6%, and both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum rate applicable to qualified dividend income generally is 20%, without taking into account the 3.8% Medicare tax, discussed in “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Distributions Generally” in the accompanying prospectus.

In addition, as discussed in “Federal Income Tax Considerations—Taxation of Home Properties” in the accompanying prospectus, we may be subject to tax at the highest applicable corporate rate on the gain we recognize from the disposition of an asset acquired from a C corporation (or a partnership in which a C corporation is a partner) in a carry-over basis transaction to the extent of the “built-in gain” in the asset. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 10 years beginning with the day the property of a C corporation (or a partnership in which a C corporation is a partner) is transferred to us in a carry-over basis transaction, or the recognition period. Pursuant to ATRA, the recognition period is reduced to five years for assets sold in 2012 or 2013. Absent further legislation, the recognition period will revert to 10 years in 2014.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,310,000
Piper Jaffray & Co.	385,000
RBC Capital Markets, LLC	385,000
Wells Fargo Securities, LLC	385,000
J.P. Morgan Securities LLC	192,500
Capital One Securities, Inc.	192,500

Total	3,850,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.51 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional securities.

	Per Share	Without Option	With Option
Public offering price	$63.00	$242,550,000	$278,932,500
Underwriting discount	$2.52	$9,702,000	$11,157,300

Proceeds, before expenses, to us	$60.48	$232,848,000	$267,775,200

The expenses of the offering, not including the underwriting discount, are estimated at $150,000 and are payable by us.

Option to Purchase Additional Securities

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 577,500 additional shares at the public offering price less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the NYSE under the symbol “HME.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities described above. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional securities. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and affiliates of certain of the other underwriters are lenders under our revolving credit facility. We intend to use a portion of the net proceeds from this offering to pay down the outstanding balance of such facility. Accordingly, affiliates of the underwriters that are lenders under our revolving credit facility will each receive a pro rata portion of the net proceeds from this offering used to pay down the outstanding balance under such facility. The amount received by any underwriter and its affiliates from the repayment of those borrowings may exceed 5% of the proceeds of this offering (not including underwriting discounts). Nonetheless, in accordance with Rule 5121 of FINRA, the appointment of a qualified independent underwriter is not necessary in connection with this offering because REITs are excluded from that requirement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive

2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC’s public reference facilities in Washington D.C., at 100 F Street, N.E., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also find copies of our periodic reports, proxy statements and other SEC filings on our website at www.homeproperties.com (information on our website, however, is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus).

We have filed with the SEC a registration statement on Form S-3 covering the shares of common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement and, as permitted by the SEC’s rules, do not contain all the information set forth in the registration statement. For further information, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC’s web site. This prospectus supplement must be read in conjunction with the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. The information that we file with the SEC prior to the completion of this offering will automatically update and supersede the previously incorporated information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the SEC on February 22, 2013;

•	Our definitive Proxy Statement dated March 29, 2013, and filed with the SEC on March 28, 2013, in connection with our Annual Meeting of Stockholders held on April 30, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 3, 2013;

•	Current Reports on Form 8-K filed on January 3, 2013, February 14, 2013, February 28, 2013, March 1, 2013, and May 2, 2013; and

•	The description of the common stock set forth in our registration statement on Form 8-A, dated June 8, 1994, including all amendments and reports filed for the purpose of updating that description.

Information in this prospectus supplement and the accompanying prospectus supersedes related information in the filings listed above, and information incorporated by reference herein and therein from subsequently filed documents supersedes related information in this prospectus supplement, the accompanying prospectus and the previously incorporated filings.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Home Properties, Inc.

Attention: Investor Relations

850 Clinton Square

Rochester, New York 14604

Telephone number: (585) 546-4900

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Nixon Peabody LLP. Sidley Austin LLP will act as counsel to the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

We may offer and sell the securities listed above from time to time, together or separately, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus. Certain of our shares of common stock may also be offered and sold from time by selling security holders on terms described in the applicable prospectus supplement.

This prospectus describes some of the general terms that may apply to the securities we or our selling securities holders may offer or sell from time to time. We will provide prospectus supplements and other materials at later dates which will contain the specific terms of that issuance of our securities. You should read this prospectus and the accompanying prospectus supplement carefully before you purchase any of our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

If this prospectus is used by selling securities holders, they may offer or sell the shares of common stock they own in the same manner as our sales or as described in the applicable prospectus supplement. We will not receive any proceeds from the sale of our common stock by selling securities holders.

Our common stock is listed on the New York Stock Exchange under the symbol “HME”.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is February 28, 2013.

(i)

References to “Home Properties,” “we” or “us” in this prospectus mean, unless the context otherwise requires, Home Properties, Inc., a Maryland corporation, Home Properties, L.P., a New York limited partnership (the “Operating Partnership”), and their subsidiaries.

HOME PROPERTIES

Home Properties is a self-administered and self-managed real estate investment trust, or a REIT. We own, operate, acquire, develop and rehabilitate apartment communities. Our properties are regionally focused, primarily in select Northeast and Mid-Atlantic regions of the United States. We were formed in November 1993.

We conduct our business through Home Properties, L.P., which we refer to as the Operating Partnership, a New York limited partnership, and a management company, Home Properties Resident Services, Inc., a Maryland corporation. We held a 83.2% partnership interest as of December 31, 2012 (we calculated our interest as a percentage of our outstanding shares of common stock divided by the total number of outstanding shares of common stock and limited partnership units in the Operating Partnership).

As of December 31, 2012, we owned and operated 121 communities with 42,635 apartment units.

Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604. Our telephone number is (585) 246-4900.

RISK FACTORS

Our business is subject to uncertainties and risks. Please carefully consider the risk factors described in our periodic reports filed with the Securities and Exchange Commission, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, as well as other information we include or incorporate by reference in this prospectus. See “Where You Can Find More Information” below. The prospectus supplement with respect to any securities issued under this prospectus may also disclose additional risk factors. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risk factors we describe contain or refer to certain forward-looking statements. You should review the explanation of the limitations of forward-looking statements contained in the “Special Note Regarding Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or SEC. You should read this prospectus together with the applicable prospectus supplement and additional information described under the heading “Where You Can Find More Information.” You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not, no selling shareholder has, and no underwriter has authorized anyone else to provide you with different or additional information. We or any selling securities holders are not, and the underwriter is not, making an offer of the shares in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Other information filed by us with the SEC is incorporated into this prospectus by reference. You should assume that the reports and documents incorporated by reference are accurate only as of their respective dates. Our business, financial condition, liquidity, results of operations, risk factors and forward-looking information may have changed since these dates.

Documents which are exhibits to or incorporated by reference into this prospectus and the reports incorporated by reference may contain representations, warranties and agreements. Those representations, warranties and agreements were made solely for the benefit of the parties to those documents and may be subject to qualifications and limitations, and are not a representation, warranty or agreement for your benefit.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some examples of forward-looking statements include statements related to acquisitions (including any related pro forma financial information), future capital expenditures, potential development and redevelopment opportunities, projected costs and rental rates for development and redevelopment projects, financing sources and availability, and the effects of environmental and other regulations on our business or prospects. Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, those statements are subject to known and unknown uncertainties, including risks which we believe are not currently material to our business and prospects but that may adversely affect our results or operations in the future. The actual events or results may differ materially and we can give no assurance that our expectations will be achieved. Some of the words used to identify forward-looking statements include “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions. Information which is not based on historical facts is forward-looking and is not a representation that the results or conditions described in such statements will be achieved or that our current plans and objections will be realized. You should exercise caution in interpreting forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements.

Factors that may cause our actual results to differ materially from our stated expectations include, among others:

•	general economic conditions,

•	local real estate conditions in the markets where our properties are located,

•	the weather and other conditions that might affect operating expenses,

•	the timely completion of repositioning activities and development within anticipated budgets,

•	the actual pace of future development, acquisitions and sales, and

•	continued access to capital to fund growth.

For a more detailed discussion of some of the risk factors we have identified, see the section entitled “Risk Factors” below as well as the risks described in our periodic reports incorporated by reference in this prospectus. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update our forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC’s public reference facilities in Washington D.C., at 100 F Street, N.E., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also find copies of our periodic reports, proxy statements and other SEC filings on our website at www.homeproperties.com (information on our website is not part of or incorporated by reference in this prospectus).

We have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC’s web site. We will also file and distribute a prospectus supplement with respect to any securities we, or a selling securities holder, may sell under the registration statement. This prospectus must be read with the applicable prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below, as amended, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the SEC on February 22, 2013;

•	Our definitive Proxy Statement dated March 30, 2012, and filed with the SEC on March 29, 2012, in connection with our Annual Meeting of Stockholders held on May 1, 2012;

•	Current Reports on Form 8-K filed on January 3, 2013 and February 14, 2013; and

•	The description of the common stock set forth in our registration statement on Form 8-A, dated June 8, 1994, including all amendments and reports filed for the purpose of updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information incorporated herein from subsequently filed documents supersedes related information in this prospectus and the previously incorporated documents.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Home Properties, Inc.

Attention: Investor Relations

850 Clinton Square

Rochester, New York 14604

Telephone number: (585) 546-4900

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures, acquisitions and the repurchase of shares of our equity securities, or such other purposes as may be specified in the applicable prospectus supplement. Pending use for these purposes, we may invest proceeds from the sale of the securities in short-term marketable securities. The precise amount and timing of sales of any securities will be dependent on market conditions and the availability and cost of other funds to us.

If selling securities holders make offers and sales pursuant to this prospectus and an applicable prospectus supplement, we will not receive any of the proceeds of that offering. We will incur certain expenses in connection with the registration with the SEC of the securities to be sold by the selling securities holders and preparation of the applicable prospectus supplement pursuant to the terms of certain agreements we made with those securities holders at the time they acquired their securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest expense (including the amortization of debt issuance costs), the portion of rent expense representative of the interest factor, and capitalized interest.

Year Ended December 31,
2008	2009	2010	2011	2012
1.28x	1.12x	1.11x	1.29x	1.58x

Additional information regarding the calculation of the ratio of earnings to fixed charges is contained in the “Statement of Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends” filed as Exhibit 12.1 to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

Year Ended December 31,
2008	2009	2010	2011	2012
1.28x	1.12x	1.11x	1.29x	1.58x

The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus fixed charges less capitalized interest. Fixed charges consist of interest expense (including the amortization of debt issuance costs), the portion of rent expense representative of the interest factor, and capitalized interest.

During the five year period covered by the table above, no series of our preferred stock was outstanding.

Additional information regarding the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends is contained in the “Statement of Computation of Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends” filed as Exhibit 12.1 to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Home Properties consists of:

•	80 million shares of common stock, $0.01 par value, of which 51,535,219 shares were outstanding on February 14, 2013;

•	10 million shares of preferred stock, $0.01 par value, none of which were outstanding as of February 14, 2013.

•	10 million shares of “excess stock,” $0.01 par value, none of which were outstanding on February 14, 2013.

For more detail about our Articles of Amendment and Restatement of Articles of Incorporation, as amended (sometimes referred to as our “Articles of Incorporation” or “charter”) and bylaws you should refer to the charter and bylaws, which have been filed as exhibits to other reports incorporated by reference into this prospectus. In addition, for a discussion of limitations on the ownership of our capital stock, you should refer to the section entitled “Restrictions on Transfer; Ownership Limits” in this prospectus.

Common Stock

General

All of the shares of common stock offered by this prospectus will be duly authorized, fully paid, and nonassessable when issued. Holders of the common stock have no conversion, redemption, sinking fund or preemptive rights; however, shares of common stock in excess of certain ownership limits automatically convert into shares of Excess Stock as defined below. Under the Maryland General Corporation Law (“MGCL”), stockholders are generally not liable for our debts or obligations, and the holders of shares will not be liable for further calls or assessments by us. Subject to the provisions of our Articles of Incorporation regarding Excess Stock, described below, all shares of common stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

Distributions

Subject to the right of holders of Preferred Stock outstanding from time to time to receive preferential distributions, holders of shares of common stock are entitled to receive distributions in the form of dividends if and when declared by our Board of Directors out of funds legally available for that purpose, and, upon liquidation of Home Properties, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock. We intend to continue paying quarterly distributions.

Voting Rights

The holder of each outstanding share of common stock is entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of our Articles of Incorporation regarding Excess Stock described below. As described below, our Board of Directors has, and may in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock. Pursuant to the MGCL, we cannot dissolve, amend our charter, merge with or into another entity, sell all or substantially all our assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter. In addition, the Second Amended and Restated Partnership Agreement of the Operating Partnership, as amended, requires that any merger or sale of all or substantially all of the assets of Operating Partnership be approved by partners holding a majority of the outstanding Units, excluding Operating Partnership Units held by us, directly or indirectly. Our Articles of Incorporation provide that our Bylaws may be amended by our Board of Directors.

The holder of each outstanding share of common stock is entitled to one vote in the election of directors who serve for terms of one year. Holders of the shares of common stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors, subject to certain rights of the holders of preferred stock, described below. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

Restrictions on Ownership

In order for us to maintain our status as a REIT under the Code, there are restrictions on the concentration of ownership of our capital stock. See the description under “Excess Stock—Ownership Limits” below.

Preferred Stock

General

We may issue shares of preferred stock from time to time, in one or more series, as authorized by our Board of Directors. The Board of Directors will fix the attributes of any preferred stock that it authorizes for issuance. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Home Properties.

Terms

We will include in the prospectus supplement relating to any offering of a series of preferred stock the specific terms of that series, including:

•	its title and stated value;

•	the number of shares of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate or amount, period and payment date or method of calculation thereof;

•	the date from which dividends on that series preferred stock shall accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provision for a sinking fund;

•	any applicable provision for redemption of that series of preferred stock;

•	the terms of any preference of the offered series of preferred stock over other capital stock in the payment of distributions or upon our liquidation;

•	the terms and conditions of conversion into common stock or any other of securities, including the conversion price or rate or manner of calculation thereof;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Excess Stock

Ownership Limits

Our charter contains certain restrictions on the number of shares of capital stock that stockholders may own. For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The shares of our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we expect to continue to qualify as a REIT, our charter contains restrictions on the ownership and transfer of shares of our capital stock intended to ensure compliance with these requirements. Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0%, referred to as the Ownership Limit, of the value of the issued and outstanding shares of our capital stock. Certain entities, such as qualified pension plans, are treated as if their beneficial owners were the holders of the common stock held by such entities. Certain holders are accepted from the Ownership Limit in our charter. Others may be accepted by action of our Board of Directors.

Our Board of Directors may increase or decrease the Ownership Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease: (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of our outstanding capital or (ii) any beneficial owner of capital stock would violate the Ownership Limit as a result of a decrease. The Board of Directors may waive the Ownership Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder’s ownership will not jeopardize our status as a REIT. Waivers of the Ownership Limit have been granted to certain institutional investors in connection with prior sales of our certain series of our Preferred Stock, none of which are currently outstanding.

Any transfer of our outstanding capital stock that would:

•	cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit,

•	result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons,

•	result in our being closely held within the meaning of section 856(h) of the Code, or

•	otherwise prevent us from satisfying any criteria necessary for us to qualify as a REIT,

is null and void, and the purported transferee acquires no rights to such outstanding capital stock.

Conversion to Excess Shares

Outstanding stock owned by or attributable to a stockholder or shares purportedly transferred to a holder which cause such holder or any other holder to own shares of capital stock in excess of the Ownership Limit automatically convert into shares of Excess Stock. Upon issuance, Excess Stock is transferred by operation of law to a separate trust, with Home Properties acting as trustee, for the exclusive benefit of the person to whom such outstanding stock may be ultimately transferred without violating the Ownership Limit. Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of Home Properties. While the Excess Stock is held in trust, it is not entitled to vote, is not considered for purposes of any stockholder vote or the determination of a quorum for such vote and is not entitled to participate in dividends or other distributions. Any record owner or purported transferee of stock which has converted into Excess Stock who receives a distribution prior to our discovery that such stock has been converted into Excess Stock must repay such dividend or distribution upon demand.

Repurchase Right with Respect to Excess Stock

While Excess Stock is held in trust, we will have the right to purchase it from the trust for the lesser of:

•

the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or

•

the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date we exercise our option to purchase.

We must exercise this right within the 90-day period beginning on the date on which we receive written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock.

Effect of Liquidation

Upon our liquidation, distributions will be made with respect to such Excess Stock as if it consisted of the outstanding stock from which it was converted.

Other Terms of Excess Stock

Our Articles of Incorporation contain other terms relating to Excess Stock, which are incorporated herein by reference.

Control Shares.

Our Articles of Incorporation provide that the provisions of the MGCL limiting rights in connection with “control share acquisitions” are inapplicable unless the transaction would also violate our Ownership Limit.

Antitakover Effect of Ownership Limits

The ownership and transfer limitations contained in our Articles of Incorporation in order to permit us to preserve our REIT status, may have the effect of precluding acquisition of control of Home Properties without the consent of our Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the ownership restrictions. The restrictions on transferability and ownership will not apply if the Board of Directors determines, and the stockholders concur, that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. Copies of our charter and bylaws are incorporated by reference into the exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Board of Directors

Our Articles of Incorporation and bylaws provide that our board of directors will set the number of directors, not be fewer than the minimum number permitted under the MGCL (generally, one) nor more than 12. Except any vacancy among directors elected separately by a separate class of shares, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred.

Pursuant to our charter, each member of our board of directors will serve one year terms, and until their respective successors are duly elected and qualified. Holders of shares of our common stock have no right to cumulative voting in the election of directors and directors are elected by a plurality of votes cast in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a majority of the shares of our common stock are able to elect all of the members of our board of directors. Our charter permits our stockholders to remove a director but only for cause and then only upon the affirmative vote of a majority of the shares of our common stock entitled to vote on any such proposal.

Ownership Reports

Every owner of more than 5% of our issued and outstanding shares of capital stock must file a written notice with us containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, each stockholder is required to disclose to us in writing such information as we may request in order to determine the effect of such stockholder’s direct, indirect and attributed ownership of shares of capital stock on our status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

Termination of REIT Status

Our board of directors, under our Articles of Incorporation, is prohibited from taking any action to terminate our REIT status or to amend the provisions of our Articles of Incorporation regarding excess stock unless such action is approved by the board of directors, presented to an annual or special meeting of stockholders and approved by vote of a majority of votes entitled to be cast.

Business Combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of common stock; and

•

two-thirds of the votes entitled to be cast by holders of the common stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our Articles of Incorporation exclude business combinations between the corporation and our founders, Norman and Nelson Leenhouts and their affiliates from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and the founders or their affiliates. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Unsolicited Takeovers

Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of members of the board of directors and (b) require, unless called by our chairman of the board, our president, the board, the request of holders of 25% outstanding shares to call a special meeting. We have not elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board.

Amendment to Our Articles of Incorporation and Bylaws

Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may only be adopted, amended, altered or repealed by the board of directors.

Dissolution of Our Company

The dissolution of Home Properties must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions of the MGCL, the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the provisions of our bylaws setting the number of members of the board of directors could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors resolves to avail any of the provisions of the MGCL not currently applicable to us or if the provision in the Articles of Incorporation opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

As Maryland law permits, our Articles of Incorporation contain a provision limiting the liability of our directors and officers to us for money damages to the fullest extent permitted under Maryland law. Maryland law permits full limitation of the liability of directors or officers for money damage except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith; or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to, and our bylaws require us to, advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

We entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the Securities and Exchange Commission has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of debt securities sets forth certain general terms and provisions of any future issues of debt securities to which any prospectus supplement may relate. The particular terms of debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in a prospectus supplement relating to such debt securities.

Indenture for Future Debt Securities

Future series of debt securities are to be issued in one or more series under an Indenture, a copy of which is incorporated by reference and is an exhibit to the registration statement of which this prospectus forms a part, as amended or supplemented by one or more supplemental indentures (the “Indenture”), to be entered into between the Company and a financial institution as Trustee (the “Trustee”). The statements herein relating to the debt securities and the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.

The Indenture, under which we will issue future series of debt securities, does not limit the aggregate amount of debt securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

General Obligations

The debt securities will be our unsecured general obligations and will rank with all of our other unsecured and unsubordinated obligations as described in the applicable prospectus supplement. The Indenture provides that the debt securities may be issued from time to time in one or more series. We will authorize the issuance and provide for the terms of any series of debt securities pursuant to a supplemental indenture.

General Terms

The prospectus supplement relating to a particular series of debt securities which we are offering will describe the terms of such debt securities, including, where applicable:

(1)	the specific designation of such debt securities;

(2)	any limit upon the aggregate principal amount of such debt securities;

(3)	the date or dates on which the principal of and premium, if any, on such debt securities will mature or the method of determining such date or dates;

(4)	the rate or rates (which may be fixed, variable or zero) at which such debt securities will bear interest, if any, or the method of calculating such rate or rates;

(5)	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

(6)	the date or dates on which interest, if any, will be payable and the record date or dates therefor;

(7)	the place or places where principal of, premium, if any, and interest, if any, on such debt securities may be redeemed, in whole or in part, at the option of the Company;

(8)	the obligation, if any, of the Company to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event, which may include a change of control, and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations;

(9)	the denominations in which such debt securities are authorized to be issued;

(10)	the currency or currency unit for which debt securities may be purchased or in which debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such debt securities will be payable and whether the Company or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

(11)	if the amount of payments of principal of and premium, if any, or any interest, if any, on such debt securities may be determined with reference to an index based on a currency or currencies other than that in which such debt securities are stated to be payable, the manner in which such amount shall be determined;

(12)	if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined;

(13)	if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

(14)	if the debt securities are convertible into any other securities including any class of out equity securities;

(15)	the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

(16)	any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such debt securities;

(17)	the application, if any, of such means of defeasance as may be specified for such debt securities; and

(18)	any other special terms pertaining to such debt securities. Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form without coupons. Unless the prospectus supplement relating thereto specifies otherwise, debt securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

If the amount of payments of principal of and premium, if any, or any interest on debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

If the principal of and premium, if any, or any interest on debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.

Payment, Registration, Transfer and Exchange

Unless otherwise provided in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at our office or agency maintained for that purpose we designate from time to time, except that, at our option, interest payments, if any, on debt securities in registered form may be made by checks mailed to the holders of debt securities entitled thereto at their registered addresses. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time, debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

Consolidation, Merger or Sale by the Company

Under the terms of the Indenture, Home Properties may not consolidate with or merge with or into any other corporation or transfer or lease its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which we merge or the corporation which acquires our assets is organized in the United States and expressly assumes all of our obligations under the debt securities and the Indenture, and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Upon any such consolidation, merger, transfer or lease, the successor corporation formed by such consolidation, or with or into which we merge or to which such sale, transfer or lease is made shall succeed to, and be substituted for, Home Properties under the Indenture.

The Indenture contains no covenants or other specific provisions to afford protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control, except to the limited extent described above.

Events of Default, Notice and Certain Rights on Default

The Indenture provides that, if an Event of Default specified therein occurs with respect to the debt securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us (and to the Trustee for such series, if notice is given by such holders of debt securities), may declare the principal of (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the prospectus supplement) and accrued interest on all the debt securities of that series to be immediately due and payable. In the case of certain Events of Default, all such amounts will automatically become due and payable without notice or other action.

The Indenture provides that the Trustee will, subject to certain exceptions, within a specified number of days after the occurrence of a Default with respect to the debt securities of any series, give to the holders of the debt securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived. “Default” means any event which is or after notice or passage of time or both, would be an Event of Default.

The Indenture provides that the holders of a majority in aggregate principal amount of the debt securities of each series affected (with each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

The Indenture includes a covenant that Home Properties will file annually with the Trustee a certificate as to our compliance with all conditions and covenants of the Indenture.

The holders of a majority in aggregate principal amount of any series of debt securities by notice to the Trustee may waive on behalf of the holders of all debt securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or a provision of the Indenture which cannot be amended without the consent of the holder of each Outstanding Security of such series adversely affected.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order:

(i)	to evidence the succession of another person to Home Properties’ obligations and the assumption of our covenants by our successor;

(ii)	to add to our covenants or surrender any of our rights or powers;

(iii)	to add additional Events of Default with respect to any series of debt securities;

(iv)	to add or change any provisions to such extent as necessary to permit or facilitate the issuance of debt securities in book entry form or, if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

(v)	to change or eliminate any provision affecting debt securities not yet issued;

(vi)	to secure the debt securities;

(vii)	to establish the form or terms of debt securities;

(viii)	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof, provided that such action does not adversely affect the interests of any holder of debt securities of any series;

(ix)	to make provision with respect to the conversion rights of holders of any series of debt securities; or

(x)	to conform to any mandatory provisions of law.

The Indenture also contains provisions permitting us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by such supplemental indenture (with the debt securities of each series voting as a separate class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of debt securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected:

(i)	change the time for payment of principal or premium, if any, or interest on any debt security;

(ii)	reduce the principal of, or any installment of principal of, or premium, if any, or interest on any debt security, or change the manner in which the amount of any of the foregoing is determined;

(iii)	change the date or extend the time period for, or reduce the redemption price (including the amount of premium, if any) applicable to the redemption of any debt security;

(iv)	reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security;
(v)	reduce the percentage in principal amount of the outstanding debt securities affected thereby, the consent of whose holders is required for modification or amendment of the Indenture or for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults;

(vi)	make any change which adversely affects the right to convert convertible debt securities or decrease the conversion rate or increase the conversion price; or

(vii)	modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

Defeasance

If so described in the prospectus supplement relating to debt securities of a specific series, we may discharge our indebtedness and our obligations or terminate certain of our obligations and covenants under the Indenture with respect to the debt securities of such series by depositing funds or obligations issued or guaranteed by the United States government with the Trustee. The prospectus supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations.

Conversion rights

The terms and conditions, if any, upon which any series of debt securities are convertible into common stock, preferred stock or other securities will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into such securities, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our status as a REIT. If we issue debt securities that are convertible into shares of preferred stock having rights, preferences or privileges with respect to voting, dividends, rights upon liquidation or otherwise that are on par with or senior to any class or series of preferred stock, then the rights of holders of such junior or parity classes or series of preferred stock may be materially adversely affected. In addition, the conversion of any such debt securities into common stock or preferred stock could result in the dilution of the holders of the then-existing shares of common stock or preferred stock.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (DTC), as depository. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants with the depository) and records of participants (with respect to beneficial interests of persons who hold through participants with the depository). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the Indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of the trustee, any paying agent, the security registrar for such debt securities or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any series of debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities of the same series in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The Trustee

The prospectus supplement will identify the Trustee under the applicable indenture. The Company may also maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the taxation of Home Properties as a REIT and the acquisition, ownership and disposition of our common stock. If we offer securities other than common stock, information about any additional income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered.

The following summary is based on current law, is for general information only and is not tax advice. The information in this section is based on the Code as currently in effect, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of Internal Revenue Service (the “IRS”), including its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings, and court decisions, all as of the date of this prospectus. There is no assurance that future legislation, Treasury Regulations, administrative interpretations and practices or court decisions will not adversely affect existing interpretations. Any change could apply retroactively to transactions preceding the date of the change.

We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS. The tax treatment to holders of common stock will vary depending on a holder’s particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to stockholders subject to special treatment under the federal income tax laws except to the extent discussed under the headings “Taxation of Tax-Exempt Stockholders” and “Taxation of Non-U.S. Stockholders.” Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States.

In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of the common stock. If we meet the detailed requirements in the Code for qualification as a REIT, which are summarized below, we will be treated as a REIT for federal income tax purposes. In this case, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investments in a corporation. Double taxation refers to the imposition of corporate level tax on income earned by a corporation and taxation at the shareholder level on funds distributed to a corporation’s shareholders. If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends paid to our stockholders in computing taxable income and would be subject to federal income tax at regular corporate rates. Unless entitled to relief under specific statutory provisions, we would be ineligible to be taxed as a REIT for the four succeeding tax years. As a result, the funds available for distribution to our stockholders would be reduced. Each prospective purchaser should consult his or her own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Taxation of Home Properties

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which qualifies for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. See “Failure to Qualify.”

This discussion is not intended to be a substitute for careful tax planning. We urge each prospective investor to consult with his or her own tax advisor regarding the specific tax consequences applicable to him or her, in light of his or her particular circumstances, relating to the purchase, ownership and disposition of our common shares, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and disposition.

In the opinion of Nixon Peabody LLP, Home Properties was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on certain assumptions and is conditioned upon certain representations made by Home Properties as to certain factual matters relating to Home Properties’ organization, manner of operation, income and assets. Home Properties’ qualification and taxation as a REIT will depend upon Home Properties’ satisfaction of the requirements necessary to be classified as a REIT, discussed below, on a continuing basis. Nixon Peabody LLP will not review compliance with these tests on a continuing basis. Therefore, no assurance can be given that Home Properties will satisfy such tests on a continuing basis. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code, and these rules and these regulations.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the

“double taxation” that generally results from investment in a corporation. However, Home Properties will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference under some circumstances.

Third, if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property is defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

Fourth, we will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions generally include sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than the sale or disposition of foreclosure property.

Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test but have maintained our qualification as a REIT because we satisfied other requirements. The gross income tests are discussed below.

Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed (plus retained amounts on which income tax is paid at the corporate level) if we fail to distribute during each calendar year at least the sum of: 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, and any undistributed taxable income from prior periods.

Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the “built-in-gain” of the asset. The “built-in-gain” of an asset equals the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the date we acquired the asset from the C corporation. A C corporation is generally a corporation subject to full corporate-level tax.

Eighth, we will be subject to a 100% tax on amounts received through arrangements between Home Properties, its tenants and a taxable REIT subsidiary that are not arm’s length.

Ninth, certain of our subsidiaries are subchapter C corporations, the earnings of which could be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, property, and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association that:

1.	is managed by one or more trustees or directors;

2.	uses transferable shares or transferable certificates to evidence beneficial ownership;

3.	would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

4.	is not a financial institution referred to in Section 582(c) of the Code or an insurance company to which subchapter L of the Code applies;

5.	is beneficially owned by 100 or more persons;

6.	during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include the entities set forth in Section 542(a)(2) of the Code; and

7.	meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election made to be taxed as a REIT. For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of pension funds. We have satisfied condition (5) and believe that we have issued sufficient shares to satisfy condition (6). In addition, our articles of incorporation provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in the accompanying prospectus in “Description of Capital Stock–Restrictions on Transfer.” Primarily, though not exclusively, as a result of fluctuations in value among the different classes of our stock, these restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “Failure to Qualify.”

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Taxable REIT Subsidiaries. A taxable REIT subsidiary of Home Properties is a corporation other than a REIT in which Home Properties directly or indirectly holds stock and that has made a joint election with Home Properties to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of Home Properties owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. However, a taxable REIT subsidiary does not include certain health care and lodging facilities. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular “C” corporation. In addition, a taxable REIT subsidiary of Home Properties may be limited in its ability to deduct interest paid to Home Properties. Home Properties jointly made the election with the following entities for them to be treated as taxable REIT subsidiaries of Home Properties effective January 1, 2001: Home Properties Resident Services, Inc. and, until its merger with Home Properties Resident Services, Inc., on November 21, 2006, Home Properties Management, Inc.

Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Home Properties will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, a partner in a partnership will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of Home Properties for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership, including the Operating Partnership’s share of these items for any partnership or limited liability company, are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus.

We have included a summary of the rules governing the Federal income taxation of partnerships and their partners below in “Tax Aspects of the Operating Partnership”. We have direct control of the Operating Partnership and will continue to operate it consistent with the requirements for qualification as a REIT.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income from investments relating to real property or mortgages on real property, including “rents from real property” and, in specific circumstances, interest, or from particular types of temporary investments. Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test. Second, each taxable year we must derive at least 95% of our gross income from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, the Code provides that rents received from a “related party tenant” will not qualify as “rents from real property” in satisfying the gross income tests. A related party tenant is a tenant of Home Properties that Home Properties, or one or more actual or constructive owners of 10% or more of Home Properties, actually or constructively own in the aggregate 10% or more of such tenant. For taxable years after December 31, 2000, Home Properties will be able to lease its properties to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of Home Properties’ ownership interest in the subsidiary so long as the property is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.”

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

Finally, for rents received to qualify as “rents from real property,” Home Properties is allowed only to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other services will be treated as “impermissible tenant service income” unless the services are provided through an independent contractor that bears the expenses of providing the services and from whom Home Properties derives no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income is deemed to be the greater of the amount actually received by the REIT or 150% of Home Properties’ direct cost of providing the service. If the impermissible tenant service income exceeds 1% of Home Properties’ total income from income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Home Properties’ total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

We believe that Home Properties’ real estate investments will continue to give rise to income that will enable it to satisfy all of the income tests described above. Substantially all of Home Properties’ income will be derived from its interest in the Operating Partnership, which will, for the most part, qualify as “rents from real property” for purposes of the 75% and the 95% gross income tests. We generally do not and do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

•	rent any property to a related party tenant (except for leases to a taxable REIT subsidiary);

•

derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•

perform services (other than services that are “usual or customary”) considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary.

Notwithstanding the foregoing, we may have taken and may continue to take the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

Home Properties may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income test. For example, dividends on Home Properties’ stock in any non-controlled subsidiaries or taxable REIT subsidiaries will not qualify under the 75% gross income test. In addition, Home Properties may receive certain types of income that will be excluded from gross income for purpose of applying the 75% or 95% gross income test. For example, if a hedging transaction entered into after July 30, 2008, complies with identification procedures set out in Treasury Regulations and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets, then income from the hedging transaction will not constitute gross income for purposes of both the 75% and 95% gross income tests. Home Properties believes, however, that the aggregate amount non-qualifying income and excluded income in any taxable year will not cause Home Properties to exceed the limits on non-qualifying income under the 75% and 95% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Code. Generally, we may avail ourselves of the relief provisions if: (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “Taxation of Home Properties–General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to the amount by which we fail to satisfy the particular gross income test. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income. Any gain realized by us on the sale of any property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely effect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are consistent with the Operating Partnership’s investment objectives. However, the IRS may contend that one or more of these sales are subject to the 100% penalty tax. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% penalty tax.

The Housing and Economic Recovery Tax Act of 2008 enacted by Congress in July 2008 made certain changes to the 100% penalty tax. The safe harbor from imposition of the 100% penalty tax for sales of real estate assets held for sale to customers was expanded by reducing the required minimum holding period for such properties from four years to two years. In addition, the annual exception from the 100% penalty tax for sales of properties that have a total basis not exceeding 10% of the basis in all the REIT’s assets was expanded to provide an alternative exception for sales of properties that have a total fair market value not exceeding 10% of the fair market value of all the REIT’s assets.

Asset Tests. At the close of each quarter of our taxable year, we also must satisfy six tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. Home Properties’ real estate assets include, for purposes of this test, its allocable share of real estate assets held by the partnerships in which it owns an interest and the non-corporate subsidiaries of those partnerships, as well as stock or debt instruments held for one year or less that are purchased with the proceeds of an offering of shares or long-term (at least five years) debt of Home Properties.

Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by Home Properties may not exceed 5% of the value of Home Properties’ total assets.

Fourth, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, Home Properties may not own more than 10% of any one issuer’s outstanding voting securities.

Fifth, except for investments in REITs, qualified REIT subsidiaries, taxable REIT subsidiaries “straight debt” having specified characteristics and to certain other securities described below, Home Properties may not own more than 10% of the total value of the outstanding securities of any one issuer.

Sixth, not more than 25% of the value of Home Properties’ total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Certain relief provisions are available to REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security will not qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

As previously discussed, Home Properties is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

We believe that our holdings of assets comply, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities cause a violation of the REIT asset requirements.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire additional securities of Home Properties Resident Services, Inc. or other securities or other property during a quarter, including an increase in our interests in the Operating Partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of the after tax net income, if any, from foreclosure property;

•	minus:

•	the sum of specified items of noncash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of common stock and convertible preferred stock, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential (e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class).

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We have made and intend to make timely distributions sufficient to satisfy these annual distribution requirements. We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. In this regard, the Partnership Agreement of the Operating Partnership authorizes Home Properties, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Home Properties to meet these distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. Under specific circumstances identified in the Code, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for the year,

•	and any undistributed taxable income from prior periods.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.

In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to limitations identified in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be ineligible to be taxed as a REIT for the four tax years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Stockholders

As used below, the term “U.S. stockholder” means a holder of shares of common stock who, for United States federal income tax purposes: is a citizen or resident of the United States; is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise; is an estate the income of which is subject to United States federal income taxation regardless of its source; or is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, are also considered U.S. stockholders.

Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution. This reduction will not, however, reduce a holder’s adjusted basis below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in his shares will be taxable as capital gain, provided that the shares have been held as a capital asset. In addition, these distributions will be taxable as long-term capital gain if the shares have been held for more than one year.

Dividends that we declare in October, November, or December of any year and that are payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

For taxable years beginning after December 31, 2012, certain taxable U.S. stockholders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common stock and net gains from the disposition of our common stock. Taxable U.S. stockholders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common stock.

Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gains, to the extent that they do not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under some circumstances.

Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would: include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls subject to limitations as to the amount that is includable; be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains; receive a credit or refund for the amount of tax deemed paid by it; increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Dispositions of Common Stock

Generally, gain or loss realized by a shareholder upon the sale of common shares (including redemptions of common shares which are treated as sales) will be reportable as capital gain or loss. Such gain or loss will be treated as long-term capital gain or loss if the shares have been held for more than 12 months and as short-term capital gain or loss if the shares have been held for 12 months or less. If a shareholder receives a long-term capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

If an investor recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition significant penalties are imposed by the Code for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder, except tax-exempt shareholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in a trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in its trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a “pension held REIT” shall be treated as unrelated business taxable income as to any trust which: is described in Section 401(a) of the Code; is tax-exempt under Section 501(a) of the Code; and holds more than 10%, by value, of the interests in a REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if: it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and either at least one such qualified trust holds more than 25%, by value, of the interests in a REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in a REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of: the unrelated business taxable income earned by Home Properties, treating Home Properties as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to the total gross income of Home Properties. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if Home Properties is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we are not and do not expect to be classified as a “pension held REIT.”

Taxation of Non-U.S. Stockholders

When we use the term “non-U.S. stockholders,” we mean holders of shares of common stock that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts. The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are non-U.S. stockholders are complex. No attempt is made in this prospectus to provide more than a brief summary of these rules. Accordingly, this discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

Distributions. If we make a distribution that is not attributable to gain from the sale or exchange of United States real property interests and is not designated as capital gains dividends, then the distribution will be treated as dividends of ordinary income to the extent it is made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business, or if an income tax treaty applies, as attributable to a United States permanent establishment of the non-U.S. stockholder, the dividends will be subject to tax on a net basis at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder and any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under some treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above. Home Properties expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with Home Properties; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with Home Properties claiming that the distribution is effectively connected income.

Distributions we make in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed the adjusted basis of a non-U.S. stockholder’s stock, they will give rise to gain from the sale or exchange of his stock. The tax treatment of this gain is described below. If our stock constitutes a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), Home Properties will be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits. However, a non-U.S. stockholder may seek a refund of these amounts.

Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gains dividends, other than those arising from the disposition of a “United States real property interest,” generally will not be subject to United States federal income taxation, unless: investment in the stock is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests will cause the non-U.S. stockholder to be treated as recognizing this gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to domestic stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder’s United States federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-9 or substantially similar form to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of common stock on behalf of a non-U.S. stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Sale of Stock. If you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock, the gain generally will not be subject to United States taxation unless the stock constitutes a “United States real property interest” within the meaning of FIRPTA. If we are a “domestically controlled REIT,” then the stock will not constitute a “United States real property interest.” A “domestically-controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Because our shares of stock are publicly traded, there is no assurance that we are or will continue to be a “domestically-controlled REIT.” Notwithstanding the foregoing, if you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock and the gain is not subject to FIRPTA, the gain will be subject to United States taxation if: your investment in the stock is effectively connected with a United States trade or business, or, if an income treaty applies, is attributable to a United States permanent establishment; or you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and you have a “tax home” in the United States. In this case, a nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain.

If we are not or cease to be a “domestically-controlled REIT” whether gain arising from the sale or exchange by a non-U.S. stockholder of shares of stock would be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” will depend on whether the shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and on the size of the selling non-U.S. stockholder’s interest in our shares. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax on this gain in the same manner as a U.S. stockholder and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. In addition in this case, non-U.S. stockholders would be subject to any applicable alternative minimum tax, nonresident alien individuals may be subject to a special alternative minimum tax and foreign corporations may be subject to the 30% branch profits tax.

Backup Withholding Tax and Information Reporting. Backup withholding tax generally is a withholding tax imposed at the rate of 28% on reportable payments, as defined in Section 3406 of the Code, to persons that fail to furnish the required information under the United States information reporting requirements. Backup withholding tax and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as: dividends subject to the 30%, or lower treaty rate, withholding tax discussed above; capital gains dividends; or distributions attributable to gain from our sale or exchange of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting, but not backup withholding, will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that: is a United States person; derives 50% or more of its gross income for specific periods from the conduct of a trade or business in the United States; or is a “controlled foreign corporation” for United States tax purposes. Information reporting will not apply if the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Reporting and Withholding on Foreign Financial Accounts. On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act into law. This law imposes a 30% U.S. federal withholding tax on payments made to a foreign financial institution or non-financial foreign entity consisting of distributions made with respect to our stock after December 31, 2013, and gross proceeds from sales of our stock made after December 31, 2016, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments, and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes.

Tax Aspects of the Operating Partnership

General. Substantially all of our investments will be held indirectly through the Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership. See “Taxation of Home Properties.”

Entity Classification. Our interests in the Operating Partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the Operating Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see “Taxation of Home Properties—Asset Tests” and “-Income Tests”). This, in turn, could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Home Properties—Failure to Qualify” above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax period beginning on or after January 1, 1997, provide that an “eligible entity” may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership intends to claim classification as a partnership under these regulations.

Even if the Operating Partnership is taxable as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the “publicly traded partnership” rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the Operating Partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the Operating Partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common stock, which is traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under the publicly traded partnership provisions of Section 7704 of the Code. “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the Operating Partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.

There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. See “Taxation of Home Properties—Income Tests.” Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules. The Operating Partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Nixon Peabody LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations of Home Properties, the Operating Partnership has since its formation and will continue to be taxed as a partnership rather than an association taxable as a corporation. Nixon Peabody LLP’s opinion is not binding on the IRS or the courts.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the “book-tax difference” associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property, including some of the properties. Moreover, subsequent to the formation of the Operating Partnership, additional persons have contributed appreciated property to the Operating Partnership in exchange for interests in the Operating Partnership.

The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a book-tax difference all income attributable to the book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions. Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Taxation of Home Properties—Annual Distribution Requirements.”

Basis in the Operating Partnership Interest. The adjusted tax basis in our interest in the Operating Partnership generally will be equal to: the amount of cash and the basis of any other property we contribute to the Operating Partnership, increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership, and reduced, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of this excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the Operating Partnership. We will recognize taxable income to the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, exceeds our adjusted tax basis in the Operating Partnership. A decrease in our share of the indebtedness of the Operating Partnership is considered a cash distribution.

Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, Home Properties’ share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of Home Properties.” Such prohibited transaction income will also have an adverse effect upon Home Properties’ ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Taxation of holders of debt securities and potential tax consequences of their investment in the debt securities.

Stated Interest

Holders of debt securities are required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. The following discussion assumes that the debt securities were not issued with original issue discount.

Market Discount

The holding and disposition of debt securities may be subject to the market discount provisions of the Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and subsequently recognizes gain on a disposition of the debt security, including a disposition as a gift or payment on maturity, the lesser of such gain, or appreciation in the case of a gift, and the portion of the market discount that accrued while the debt security was held by such holder will be treated as ordinary interest income at the time of the disposition. A purchase at a market discount under these provisions includes a purchase after original issuance at a price below the debt security’s stated principal amount. The market discount rules also provide that a holder who acquires a debt security at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt security until the holder disposes of the debt security in a taxable transaction.

A holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

Amortizable bond premium

Generally, under the Code and applicable regulations, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium. The holder of the debt security may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

Disposition

In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

OTHER TAX CONSEQUENCES

State and Local Tax Considerations. We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or local taxation in various state or local jurisdiction, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of Home Properties or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Home Properties or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

PLAN OF DISTRIBUTION

Sales by Home Properties

We may sell the securities being offered, from time to time:

•	through agents to the public or other investors;

•	to underwriters for resale to the public or other investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will describe in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Without limiting the generality of the foregoing, securities may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of the block as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Sales by Selling Securities Holders

Selling securities holders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securities holders and the terms of the securities. Selling securities holders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. The selling securities holders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securities holders. Any prospectus supplement covering sales of securities by selling securities holders may describe additional statements of their plan of distribution of those securities. Any prospectus supplement covering sales of securities by selling securities holders may describe additional elements of such holders’ plan of distribution of such securities.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. From time to time, we may change any initial public offering price, and any discounts or concessions the underwriters allow or re-allow or pay to dealers may be changed by the underwriters. Underwriters, dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We may have agreements with underwriters, dealers or agents to indemnify them against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments they may be required to make.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation, as well as any agreements to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses. We may use underwriters with whom we have a material relationship. We will describe the nature of any such material relationship in any prospectus supplement naming any such underwriter.

Direct Sales

If indicated in a prospectus supplement, we may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market, other than our common stock, which is listed on The New York Stock Exchange. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of any trading market for any of the securities.

Stabilization Activities

In order to facilitate the offering of the securities, any underwriters involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities, the underwriters may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may discontinue any of these activities at any time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP, Rochester, New York. Nixon Peabody LLP has also provided an opinion with respect to certain tax matters which form the basis of the discussion under the heading “Federal Income Tax Considerations.”

3,850,000 Shares

HOME PROPERTIES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Piper Jaffray

RBC Capital Markets

Wells Fargo Securities

J.P. Morgan

Capital One Securities

July 9, 2013